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                                                                      EXHIBIT 23




LIST OF SUBSIDIARIES OF TCI INTERNATIONAL, INC.

   - Technology for Communications International, a California corporation (TCI)


   - BR Communications, a California corporation (BR)


   - TCI Wireless, a California corporation (TCIW)